Exhibit 99.1

InfoSpace Board Renews Authorization of Stock Repurchase Program

of Up to $100 Million

Bellevue, Wash. (June 16, 2008) - InfoSpace, Inc. (NASDAQ:INSP) today announced that its Board of Directors has reauthorized a repurchase of up to $100 million of the Company’s outstanding shares of common stock over the next twelve months.

“The Board’s decision to reauthorize the repurchase program underscores our confidence in the Company’s financial strength and our ongoing commitment to managing our strong capital position effectively for the benefit of our stockholders,” said Jim Voelker, chairman, president and chief executive officer of InfoSpace.

Subject to applicable securities laws, the shares may be repurchased from time to time in the open market or in privately negotiated transactions or in such other manner as will comply with the provisions of the Securities Exchange Act of 1934, as amended. Such purchases will be at times and in amounts as the Company deems appropriate, based on factors such as market conditions, legal requirements and other corporate considerations.

InfoSpace’s cash, cash equivalents, and marketable investments at March 31, 2008 totaled $220.7 million, and the Company had no debt obligations.

About InfoSpace, Inc

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace’s proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results on InfoSpace sites including Dogpile (www.dogpile.com) and WebFetch (www.webfetch.com). For the second consecutive year, JD Power and Associates ranked Dogpile highest in customer satisfaction among search engines. InfoSpace’s metasearch technology is also available on more than 100 partner sites, including content, community and connectivity sites. More information can be found at www.infospaceinc.com.

Forward Looking Statement

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include, without limitation, statements regarding the amount, timing and manner of the repurchase of InfoSpace stock. These statements are not guarantees of future outcomes and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect such outcomes include the price of InfoSpace’s stock, the cash and other requirements of InfoSpace’s business, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, and the successful execution of the Company's strategic initiatives. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace's most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Source: InfoSpace, Inc.

Contact:

Stacy Ybarra, InfoSpace

425.709.8127

stacy.ybarra@infospace.com